Exhibit 10.3

PROMISSORY NOTE

$100,000.00	Date: December 21, 2010

For value received, the undersigned Banks.com, Inc. (the “Borrower”), at 222 Kearny St Ste 550, San Francisco, California 94108, promises to pay to the order of Daniel M. O’Donnell and Kimberly L. O’Donnell, (collectively, the “Creditor”), at c/o Banks.com, Inc., 222 Kearny St Ste 550, San Francisco, California 94108, (or at such other place as the Creditor may designate in writing) the sum of $100,000.00 with interest from December 1, 2010, on the unpaid principal at the following rates: 20.00% per annum during the first six month period (December 2010 – May 2011); 15.00% per annum during the second six month period (June – November 2011); and 17.50% per annum during the third six month period (December 2011 – May 2012).

During the first six month period, accrued interest only shall be payable in monthly installments, beginning on December 31, 2010, with a lump sum principal payment of $25,000 due at the end of the period (May 31, 2011). During the second and third six month periods, $50,000 of the unpaid principal and accrued interest on the full amount of the unpaid principal balance shall be payable in monthly installments, continuing until May 31, 2012, (the “Due Date”), at which time the remaining $25,000 of unpaid principal shall be due in full and payable in one lump sum.

All payments on this Note shall be applied first in payment of accrued interest and any remainder in payment of principal.

If any payment obligation under this Note is not paid when due, the remaining unpaid principal balance and any accrued interest shall become due immediately at the option of the Creditor.

The Borrower reserves the right to prepay this Note by making payment in full of the then remaining unpaid principal and accrued interest.

If any payment obligation under this Note is not paid when due, the Borrower promises to pay all costs of collection, including reasonable attorney fees, whether or not a lawsuit is commenced as part of the collection process.

If any of the following events of default occur, this Note and any other obligations of the Borrower to the Lender shall become due immediately, without demand or notice:

1) The failure of the Borrower to pay the principal and any accrued interest in full on or before the Due Date;

2) The death of the Lender or change in control of the Borrower;

3) The filing of bankruptcy proceedings involving the Borrower as a debtor;

4) The application for the appointment of a receiver for the Borrower;

5) The making of a general assignment for the benefit of the Borrower’s creditors;

6) The insolvency of the Borrower;

7) A misrepresentation by the Borrower to the Lender for the purpose of obtaining or extending credit.

If any one or more of the provisions of this Note are determined to be unenforceable, in whole or in part, for any reason, the remaining provisions shall remain fully operative.

All payments of principal and interest on this Note shall be paid in the legal currency of the United States. The Borrower waives presentment for payment, protest, and notice of protest and nonpayment of this Note.

No renewal or extension of this Note, delay in enforcing any right of the Lender under this Note, or assignment by Creditor of this Note shall affect the liability or the obligations of the Borrower. All rights of the Creditor under this Note are cumulative and may be exercised concurrently or consecutively at the Creditor’s option.

This Note shall be construed in accordance with the laws of the State of California.

Signed this 21st day of December, 2010, at San Francisco, CA.

Borrower: Banks.com, Inc.

By:	/s/ Janet E. Steiniger
Janet E. Steiniger – Treasurer

This Note is subject to the terms of that certain Subordination Agreement, dated December 21, 2010, by and between the Creditor and Silicon Valley Bank.

Creditor:

/s/ Daniel M. O’Donnell	/s/ Kimberly L. O’Donnell
Daniel M. O’Donnell	Kimberly L. O’Donnell